UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 30, 2020

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79701

(Address of principal executive offices) (Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2020, the Company issued a press release announcing that its Board of Directors (the “Board”) appointed Mr. Paul D. McKinney as Chief Executive Officer (“CEO”) and Chairman of the Board, effective October 1, 2020. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K. In connection with the appointment of Mr. McKinney, Lloyd T. Rochford, Chairman of the Board, and Kelly Hoffman, CEO, will resign from their respective positions, effective as of October 1, 2020. Mr. Rochford and Mr. Hoffman also resigned from the Board on October 1, 2020, effective October 1, 2020.

Immediately prior to joining the Company, Mr. McKinney, age 61, held the position of President, CEO and Director of SandRidge Energy for approximately one year. Prior to SandRidge Energy, from June 2014 to January 2019, Mr. McKinney served in various positions with Yuma Energy, Inc., including President and Chief Operating Officer. Mr. McKinney is an industry veteran with over 30 years of experience in the oil and gas sector. He began his career in 1983 with Anadarko Petroleum Corporation. Over a 23-year period with Anadarko, Mr. McKinney held various positions including his last title as Vice President of Reservoir Engineering, Anadarko Canada Corporation. From 2007 through 2013, Mr. McKinney held various positions at Apache Corporation, serving as Manager, Corporate Reservoir Engineering and Region Vice President, Gulf Coast Onshore, where he was responsible for the development and all operational aspects of the Gulf Coast region for Apache.

In connection with Mr. McKinney’s appointment as CEO and Chairman of the Board, on September 30, 2020, Mr. McKinney entered into an employment and severance agreement with the Company. The term of the agreement commenced on October 1, 2020 and will continue until employment is terminated by either Mr. McKinney or the Company. Mr. McKinney will receive a minimum base salary at an annual rate of $480,000. The base salary will be reviewed annually by the Board and may be adjusted upward in the Board’s sole discretion, but not downward.

For each calendar year during Mr. McKinney’s employment term, beginning in 2021, Mr. McKinney will (i) be eligible to participate in an annual incentive compensation plan of the Company, and (ii) will be eligible to receive annual long-term equity incentive awards under the Company’s 2013 Long-Term Incentive Plan or any successor plan, with a target value equal to a percentage of base salary, determined by the Board (based on the grant date value of any such award), based on the achievement of performance goals established by the Board in its sole discretion under any incentive compensation plan or arrangement as may be established by the Board from time to time.

Mr. McKinney shall receive as bonus consideration for the remainder of 2020 an amount equal to $18,000 per month and shall receive a sign-on equity grand of 300,000 shares of the Company’s restricted stock awarded on Mr. McKinney’s first day of employment (the “Award Date”), and the restricted stock shall have a three-year vesting period, such vesting period to begin on the Award Date, and shall be subject to the terms and conditions of the award agreements pursuant to which they are granted.

Mr. McKinney will also be subject to certain non-competition and non-solicitation restrictions for a period of one year following any termination of employment, as well as certain confidentiality restrictions that apply indefinitely.

The foregoing description of the Company’s employment agreement with Mr. McKinney is not complete and is subject in its entirety by reference to the terms of such employment agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01	Regulation FD Disclosure

The information set forth under Item 5.02 of this Current Report on Form 8-K is hereby incorporated in Item 7.01 by reference.

The information in Item 5.02 and Item 7.01 of this Current Report on Form 8-K, including the attached Exhibit 10.1 and Exhibit 99.1, is being furnished pursuant to Item 5.02 and Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Title of Document

10.1	Executive Employment and Severance Agreement, dated as of September 30, 2020, by and between the Company and Paul D. McKinney.
99.1	Press Release, dated September 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: October 6, 2020	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer